Exhibit 99.1

Accelrys Acquires Environmental Health and Safety Leader ChemSW
Chemical inventory management solutions improve compliance and sustainability impact of Accerys’ Scientific Innovation Lifecycle Management portfolio

SAN DIEGO, Calif., Sept. 3, 2013 /PRNewswire/ -- Accelrys, Inc. (NASDAQ: ACCL), a leading provider of scientific innovation lifecycle management software, today announced that it has acquired ChemSW, Inc., an Environmental Health & Safety (EH&S) compliance solutions provider. This acquisition furthers Accelrys’ scientific innovation lifecycle management strategy by providing solutions for managing and tracking the source, use and disposal of chemicals along the entire lab-to-plant value chain. The ability to manage chemicals across the full product lifecycle helps organizations across industries enhance compliance with increasingly complex global, national and local environmental health and safety regulations, and is critical to advancing their sustainability strategies.
ChemSW provides a unique EH&S compliance portfolio that eliminates the inconsistencies and errors associated with the disconnected paper-based methods of chemical inventory management often used today. Errors and lack of accurate information on the location, quantity and usage of chemicals from lab to plant slows innovation, impacts operational efficiency, can threaten health and safety and puts organizations at risk of non-compliance with environmental health and safety regulations. With the acquisition of ChemSW, Accelrys offers customers an automated inventory system for tracking and tracing chemicals including: monitoring and tracking location and quantity specifics; monitoring usage; generating reports and quickly assessing hazard information during an emergency. The offering is available both on premises and via the cloud.
Combined with Accelrys’ solution portfolio, ChemSW’s EH&S compliance software also enables Accelrys to help support the sustainability initiatives of customers in almost every industry. Specifically, the solutions address three key areas critical to meeting the complete business sustainability challenge: improving operational efficiency, delivering innovation and meeting compliance requirements.
“Accelrys is taking a major step forward in delivering solutions that support predictive sustainable innovation; we look forward to welcoming the ChemSW team and integrating their software solutions into our larger platform,” said Accelrys President and CEO Max Carnecchia. “Environmental health and safety is critical for companies across industries that rely on science to innovate – from specialty chemicals and consumer packaged goods to food and beverage, agro-science, biopharmaceuticals, and oil and gas. By adding this solution to our portfolio, we continue to set ourselves apart, providing scientific innovation lifecycle management solutions that close the productivity gap, reduce costs and ultimately speed innovation while ensuring sustainability measures are intensified.”
While environmental health and safety regulations exist to protect workers, equipment, facilities and the environment from the hazards associated with chemicals, the management of evolving local, state, federal, and international EH&S regulatory requirements required throughout the product development lifecycle has become a complex and time-consuming. By making current, real-time chemical safety and inventory data available on demand, the ChemSW system meets the vital and evolving business need to manage EH&S requirements as a synergistic whole along the entire lab-to-plant value chain. EH&S compliance complements Accelrys’ robust laboratory informatics solution portfolio, including Electronic Laboratory Notebooks (ELN) and Laboratory Information Management Systems (LIMS), and will be integrated with the scientifically aware Accelrys Enterprise Platform for managing the end-to-end scientific innovation lifecycle.
Brian Stafford, President and CEO of ChemSW said, “Outdated modes of tracking chemicals have posed a significant challenge for companies that need to meet and document EH&S compliance requirements. This acquisition and the integration of our inventory management software into Accelrys' robust platform brings significant value to existing ChemSW and Accelrys customers, offering a comprehensive set of software tools for optimizing chemical and materials selection and processing throughout the scientific innovation lifecycle. The ChemSW team looks forward to joining Accelrys and working together to deliver new value to the scientific ecosystem.”

Offering on-premises and cloud-based solutions, ChemSW software makes current, real-time chemical safety and inventory data available on-demand through:

•	Support of customer-specific processes and workflows;

•	Complete digitalization through barcode labeling and remote inventory control;

•	Integrated Material Safety Data Sheets (MSDS) management;

•	Comparison of chemicals and chemical inventory with defined hazard and regulatory criteria to meet the most demanding EH&S standards;

•	On-demand communication and reporting of hazard and regulatory compliance; and

•	Country-specific safety and compliance inspection planning, management and reporting.
ChemSW offers cloud-based, secure multi-tenant solutions that drive down IT cost. The on-premises solutions allow customization options to meet company-specific security requirements. Both solutions help customers comply with EH&S regulations while reducing the costs associated with chemical purchases and waste.
In consideration for acquiring all of the outstanding capital stock of ChemSW, Accelrys agreed to pay to the ChemSW shareholders a total of approximately $15.3 million in cash, subject to working capital and other adjustments. In addition, certain executives of ChemSW may be entitled to receive up to $2.0 million based on achievement of certain operating milestones during the first two years following the date of the closing of the transaction. Accelrys will retain the entire ChemSW management team and employees as part of the transaction. The transaction is expected to be modestly accretive to Accelrys’ Non-GAAP earnings per share for the year ending December 31, 2013 on $1-2 million in Non-GAAP revenue contribution.

About Accelrys, Inc.
Accelrys (NASDAQ:ACCL ), a leading provider of scientific innovation lifecycle management software, supports industries and organizations that rely on scientific innovation to differentiate themselves. The industry-leading Accelrys Enterprise Platform provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and manufacturing phases of product development. By incorporating capabilities in applications for modeling and simulation, enterprise lab management, workflow and automation, and data management and informatics, Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.

Accelrys solutions are used by more than 1,300 customers in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries. Headquartered in San Diego, Calif., Accelrys employs more than 200 full-time PhD scientists. For more information about Accelrys, visit www.accelrys.com.

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